Exhibit 99.1

中国上海浦东新区浦东南路256号华夏银行大厦14楼 邮编：200120 电话：86-21-51150298 传真：86-21-51150398	14/F,Huaxia Bank Plaza,256 South Pudong Road Pu Dong New Area Shanghai 200120, P.R.China Tel: 86-21-51150298 Fax: 86-21-51150398

Date: June 25, 2026

Legal Opinion

To:	RETO ECO-SOLUTIONS, INC.

X-702, Tower A, 60 Anli Road

Chaoyang District, Beijing, People’s Republic of China

Dear Sirs or Madams,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of this Opinion, excluding Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Province) and are qualified to issue this Legal Opinion (the “Opinion”) based on the PRC Laws (as defined below). We have acted as the PRC legal counsel to ReTo Eco-Solutions, Inc. (the “Company”) in connection with the disclosure in the Registration Statement on Form F-3 of the Company in relation to the offer, issue and sell from time to time Class A shares of no par value, debt securities, warrants, rights or units up to US$300,000,000 or its equivalent in any other currency, currency units, or composite currency or currencies in one or more issuance of the Company (the “Shelf Registration”) as set out in the Registration Statement, filed on June 25, 2026 with the U.S. Securities and Exchange Commission (the “SEC”).

In our capacity as PRC counsel to the Company, we have examined the originals and/or copies of the documents as we have considered necessary or relevant for the purpose of providing this Opinion (collectively, the “Documents”). However, we have not carried out independent investigations and rely on the information provided by the Company which the Company represents is authentic, accurate and complete. We have assumed that all facts and information provided by the Company are true, correct and complete and the in response to our inquiries and requests for the purpose of this Opinion, all the information and materials provided to us by the Company are true, accurate, complete and not misleading.

In our examination of the Documents, we have assumed, with your consent, that (a) all Documents submitted to us as copies conform to their originals and all Documents submitted to us as originals are authentic; (b) all signatures, seals and chops on such Documents are genuine; and (c) other than the PRC entities, all parties have the requisite power and authority to enter into, and have duly executed and delivered under the laws other than those of the PRC, the Documents; (d) all facts and information stated or given in such Documents are true, correct and complete; (e) all natural persons who purport to act for and on behalf of the PRC entities have sufficient legal capacity to enter into and perform the transactions contemplated by the relevant agreements or to carry out their respective roles in such transactions; (f) each of the Documents has been duly authorized, executed, and delivered by the parties other than the PRC entities; and (g) in response to our due diligence inquiries, requests and investigations for the purpose of this Opinion, all the information and materials provided to us by the PRC entities are true, accurate, complete and not misleading.

We have further assumed, with your consent, that the Company is duly incorporated, duly organized, validly existing and in good standing under the laws of the jurisdiction of its establishment.

For the purpose of this Opinion, we have relied on factual representations and confirmations made by the Company (including all the companies, subsidiaries and affiliated entities of the Company) with respect to the business conducted by them. Where we render an opinion “to our knowledge” or concerning an item “known to us”, “after due inquiry”, or otherwise refers to our knowledge or awareness or matters that have come to our attention, it is intended to indicate that during the course of our representation of the Company with respect to the inquiries, no information that would give us current actual knowledge of the inaccuracy of such statement has come to the attention of the attorneys in this firm principally responsible for representing the Company. Except as set forth herein, we have not undertaken any independent investigation to determine the accuracy of such statement and any limited inquiry undertaken by us during the preparation of this Opinion should not be regarded as such an investigation; no inference as to our knowledge of any matters bearing on the accuracy of any such statement should be drawn from the fact of our representation of the Company.

In rendering the opinions set forth in this letter, we may have relied (as to matters of fact but not as to legal conclusions), to the extent we deem proper, on Letter of Undertaking issued by the Company (the “Letter of Undertaking”).

This Opinion is rendered on the basis of the PRC Laws effective as of the date hereof and there is no assurance that any of such laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect. Any such changes, amendments or replacement may be made by an order of the President of the PRC or the State Council or, in the case of administrative, regulatory and provincial laws and regulations, by the relevant administrative, regulatory or provincial bodies and may become effective immediately on promulgation.

We do not purport to be an expert on and to be generally familiar with or qualified to express legal opinions based on any laws other than the PRC Laws (as defined below). Accordingly, we express and imply no opinion herein based on the laws of any jurisdiction other than the PRC.

The following terms as used in this Opinion are defined as follows:

“CSRC” means the China Securities Regulatory Commission.

“PRC Governmental Authorities” means any national, provincial or local court, governmental agency or body, stock exchange authorities or any other regulator in the PRC.

“PRC Governmental Authorizations” means licenses, consents, authorizations, sanctions, permissions, declarations, approvals, orders, registrations, clearances, annual inspections, waivers, qualifications, certificates and permits from, and the reports to and filings with, PRC Governmental Authorities pursuant to any applicable PRC Laws.

“PRC Laws” means all applicable laws, regulations, rules, orders, decrees, guidelines, judicial interpretations, public policies and other legislation of the PRC or any PRC governmental authorities in effect on the date of this Opinion.

“PRC Subsidiaries” means the Company’s subsidiaries that were incorporated in mainland China.

Based on and subject to the foregoing and the disclosures contained in the Registration Statement and the qualifications set out below, we are of the opinion that:

1.	Each PRC Subsidiary has been duly organized and validly exists as a limited liability company with independent legal person status under the PRC Laws. Its business license and articles of association, as filed with the competent PRC Governmental Authorities, are in full force and effect and comply in all material respects with applicable PRC Laws. The registered capital of each PRC Subsidiary, which shall be paid in accordance with the payment schedule as provided in its articles of association, has been subscribed, and the equity interests in each PRC Subsidiary are legally owned by its respective shareholder(s).

2.	To the best of our knowledge after due inquiry and based on our review of the public records of National Enterprise Credit Information Publicity System online, the registered capital of each PRC Subsidiary is owned free and clear of any pledge, lien, attachment or other encumbrance, and no options, warrants or other rights to purchase, agreements or other obligations to issue or other rights to convert any obligations into any registered capital of the PRC Subsidiaries are outstanding.

3.	On February 17, 2023, the China Securities Regulatory Commission (the “CSRC”) promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises, which became effective on March 31, 2023 (the “Trial Measures”). The CSRC also circulated Supporting Guidance Rules No. 1 through No. 5, Notes on the Trial Measures, Notice on Administration Arrangements for the Filing of Overseas Listings by Domestic Enterprises and relevant CSRC Answers to Reporter Questions, or collectively, the Guidance Rules and Notice, on CSRC’s official website, on the same day. Under the Trial Measures, together with the Guidance Rules and Notice (collectively, the “New Overseas Listing Rules”), PRC domestic enterprises conducting overseas securities offering and listing, either directly or indirectly, shall complete filings with the CSRC pursuant to the New Overseas Listing Rules’ requirements within three business days following the submission of application for an initial public offering or listing. Direct overseas securities offering and listing by domestic enterprises refers the overseas offering and listing of a PRC incorporated and registered company limited by shares; and indirect overseas securities offering and listing by domestic enterprises refers to the overseas offering and listing of an overseas incorporated and registered company whose main business activities are within the territory of mainland China and the offering and listing are based on the equity, assets, income or other similar interests of PRC domestic enterprises. If both of the following conditions are satisfied, the offering and listing will be deemed as an indirect overseas securities offering and listing by domestic enterprises: (1) more than 50% of the audited financial indicators (operating revenue, profits, total assets or net assets) for the most recent accounting year is accounted for by the PRC domestic companies; and (2) main aspects of business activities or operations are conducted in mainland China, or main place of business are located in mainland China or the majority of senior management responsible for the operation and management domicile in mainland China or are Chinese citizens. Companies already listed overseas as of March 31, 2023 are not required to make immediate filing with the CSRC, but are required to file with the CSRC within three business days after the completion of subsequent securities offerings in the same overseas market where its securities were previously offered and listed, or file the required filing materials with the CSRC within three working days after the submission of relevant application for subsequent securities offerings and listings in other overseas markets. In addition, an overseas listed company is required to report to the CSRC within three business days after the occurrence and announcement of any of the following material events: (1) a change of control of the listed company; (2) the investigation, sanction or other measures undertaken by any foreign securities regulatory agencies or authorities in respect of the listed company; (3) a change of listing status or transfer of listing segment; and (4) the voluntary or mandatory delisting of the listed company.

The Company is subject to the filing requirements under the Trial Measures and the filing will be required to be submitted to CSRC within three business days after the closing of the initial offering under the Shelf Registration.

4.	Based on our understanding of the current PRC Laws after due and reasonable inquiry, we believe: (i) Provisions of the Supreme People’s Court on Several Issues Concerning the Application of Law in the Trial of Private Lending Cases (2020 Second Revision) does not prohibit the Company from using cash generated from one subsidiary to fund another subsidiary’s operations. However, such intra-group fund transfers may be subject to other PRC legal requirements, including but not limited to foreign exchange control regulations, tax laws, and restrictions on unlawful fundraising; (ii) neither the Company nor any of its PRC Subsidiaries (a) has received official notification from any PRC Governmental Authority designating it as an “operator of critical information infrastructure”; none of the PRC Subsidiaries falls within the definition of “online platform operators” as defined by the Measures for Cybersecurity Review (2021 version) which was promulgated and took effect on February 15, 2022; and (b) is in possession of personal information of more than one million users, because none of them collects or stores personal information from the individual end-users; (iii) neither the Company nor any of its PRC Subsidiaries is directly subject to the regulatory actions or statements which the PRC Governmental Authorities initiated recently on securities market, cybersecurity review and anti-monopoly enforcement, as the Company and its PRC Subsidiaries have not implemented any monopolistic behavior and their business does not involve the collection of user data, implicate cybersecurity, or involve any other type of restricted industry; and (iv) other than those requisite permissions that the Company’s PRC Subsidiaries have obtained for a domestic company in China to engage in the similar businesses, neither the Company nor any of its PRC Subsidiaries is required to obtain any permission from any PRC Governmental Authorities, including, without limitation, the CSRC and the Cyberspace Administration of China, to conduct its operations and the offering of securities. However, since the Measures for Cybersecurity Review was adopted, and there remains significant uncertainty as to the enactment, interpretation and implementation of regulatory requirements related to current and future PRC Laws, overseas securities offerings and other capital markets activities, there can be no assurance that the PRC Governmental Authorities will take a view that is not contrary to or otherwise different from our opinion stated above.

5.	As there is no unified and complete enquiry system of litigation or other legal proceedings in the PRC, we cannot independently investigate the legal proceedings against the PRC Subsidiaries. Based solely on our review of public available information and after due inquiry, save for the two PRC Subsidiaries, namely Beijing ReTo Hengda Technology Co., Ltd. (北京瑞图恒达科技有限公司, the “ReTo Hengda”) and Beijing REIT Equipment Technology Co., Ltd. (北京瑞图装备技术有限公司, the “REIT Equipment”) have been involved in a litigation[1], there is no civil or administrative proceedings in progress or pending in the PRC to which the Company, or any of the PRC Subsidiaries is a party or of which any property of the Company or of any of the PRC Subsidiaries is the subject which has a Material Adverse Effect on the Company or the PRC Subsidiaries, individually or in the aggregate, and there are no governmental proceedings involving the Company or PRC Subsidiaries. As used in this Opinion, “Material Adverse Effect” means any material adverse effect on the business, properties, assets, operations, results of operations, condition (financial or otherwise) or prospects of the Company and the PRC Subsidiaries, taken as a whole.

[1]	ReTo Hengda, as a defendant, is claimed to bear joint and several liability for liquidate damages and compensations of approximately RMB2,031,016 in total, and REIT Equipment, as a defendant, shall bear joint and several liability for the aforesaid guarantee debt of ReTo Hengda. The case has been ordered to be transferred to the competent court for further proceedings.

6.	The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocal arrangements with the United States or the British Virgin Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedure Law, courts in the PRC will not enforce a foreign judgment against the Company or its directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the British Virgin Islands.

7.	To the best of our knowledge after due inquiry, none of the PRC Subsidiaries has taken any corporate action, nor does it have any legal proceedings commenced against it, for its liquidation, winding up, dissolution, or bankruptcy, for the appointment of a liquidation committee, administrator or similar officers in respect of its assets or for the suspension, withdrawal, revocation or cancellation of any of its PRC Governmental Authorizations.

This Opinion is subject to the following qualifications:

1.	This Opinion relates only to the PRC Laws and we express no opinion as to any other laws and regulations. There is no guarantee that any of the PRC Laws, or the interpretation thereof or enforcement thereof, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

2.	We have not verified, and express no opinion on, the truthfulness, accuracy and completeness of all factual statements expressly made in the Documents.

3.	This Opinion is intended to be used in the context which is specifically referred to herein. Each paragraph should be looked at as a whole and no part should be extracted and referred to independently.

This Opinion is solely for the benefit of the persons to whom it is addressed and the respective counsels of such persons. It may not be relied upon by anyone else or used for any other purpose, in each instance, without our prior written consent.

Yours faithfully,

For and on behalf of

Yuan Tai Law Offices

/s/ Shao Jun
Name: Shao Jun
Designation: Partner

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